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Exhibit 21

                            SUBSIDIARIES OF DPL INC.

DPL Inc. had the following significant subsidiaries on February 28, 2002:

                                                          State of Incorporation
                                                          ----------------------

The Dayton Power and Light Company.....................   Ohio
Miami Valley Insurance Company.........................   Vermont
DPL Energy, LLC........................................   Ohio
Plaza Building, Inc....................................   Ohio
MVE, Inc...............................................   Ohio
Miami Valley Market Hub, Inc...........................   Ohio
DPL Finance Company, Inc...............................   Delaware
DPL GTC Management Company, Inc........................   Ohio

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